Exhibit 10.15.b

PASQAL

Stock Appreciation Rights Agreement1

PARTIES:

1.	[●], a [●] incorporated under the laws of [●], having its registered office located at [●], and whose registration number is [●] (the “Company”);

2.	Pasqal SAS, a société par actions simplifiée (simplified joint-stock company) incorporated under the laws of France, having its registered office located at 24, rue Emile Baudot – 91120 Palaiseau, France, and whose registration number is 849 441 522 RCS Evry (“Pasqal”)

and

3.	[●], born in [●] on [●], of [●] nationality, and currently residing at [●] (the “Participant”).

Parties 1 and 3 collectively also referred to as the Parties and individually as a Party.

BACKGROUND:

A.	On or before the date of this agreement (the “Agreement”), the Participant has entered into an employment agreement with the Company or any of its Affiliates, where Affiliates is defined as any legal entity, which is controlled by the Company, which controls the Company or which is under common control with the Company (the “Employment Agreement”).

B.	The Company is confident that the Participant is a key person in the Company whose long-term commitment to the Company is expected to be essential in reaching the Company’s goals. Consequently, the Company wishes to grant stock appreciation rights to the Participant.

C.	As of the date hereof, Pasqal is a subsidiary of Pasqal Holding SAS, a société par actions simplifiée (simplified joint-stock company) incorporated under the laws of France, having its registered office located at 24, rue Emile Baudot – 91120 Palaiseau, and whose registration number is 101 390 649 RCS Evry.

D.	Pasqal Holding SAS will be merged into Bleichroeder Acquisition France Merger Sub 2, a société anonyme (public limited company) incorporated under the laws of France, having its registered office located at 23, rue de Choiseul – 75002 Paris, and whose registration number is 105 098 180 RCS Paris (the surviving entity, “Pasqal Holding”). After the merger with Bleichroeder Acquisition France Merger Sub 2, Pasqal Holding shall be listed on the NASDAQ Stock Exchange (such listing, together with the merger, the “Transaction”).

E.	In the context of the reorganization of the Pasqal group, the SAR Agreement shall provide, inter alia, that:

a.	the underlying share used for calculation purposes upon the occurrence of an Exit shall be a share of Pasqal Holding; and

b.	the Exit triggering the Cash Payment shall be such Exit to occur at the level of Pasqal Holding.

F.	As of the date hereof, the Parties acknowledge that the Participant holds [●] vested SAR and [●] unvested SAR.

G.	In consideration of the foregoing the Parties now wish to record their agreements in this Agreement.

[1]	Consolidated Initial SARs Agreement and amendment to the Initial SARs Agreement.

AGREEMENT:

Article 1 – Stock Appreciation Rights

1.	The Company hereby grants the Participant [●] Stock Appreciation Rights (the “SAR”) which relates to the same number of issued ordinary shares in the capital of Pasqal Holding (the “Shares”) and Participant hereby accepts the SAR’s.

2.	The SAR grant certain rights of payment that can be exercised against the Company and Pasqal under the circumstances set out in this Agreement.

3.	By way of this Agreement, the Participant participates in the value increase of the Shares as per the date of this Agreement.

Article 2 – Granting SAR’s

1.	Subject to the terms of the Agreement, the SAR granted to the Participant have a strike price per SAR of [●] (the “Allocation Price”).[2]

2.	Participant is entitled to the pro rata value increase of the Shares at Exit, calculated from the Allocation Price and equal to the allocated SAR.

Article 3 – Exit moments

An Exit occurs when:

a.	100% of the outstanding Shares is sold in one or more transactions to one or more parties (the “Sale of Pasqal Holding”);

b.	50% or more of the outstanding Shares in the capital of Pasqal Holding are admitted for trading on a regulated stock market through the issuance of new Shares or sale of existing Shares representing 50% or more of the share capital of Pasqal Holding (the “Stock Market Listing”);

c.	one or more Pasqal Holding shareholders sold to any person a number of Shares giving such person more than fifty percent (50%) of Pasqal Holding’s share capital and voting rights (the “Sale of Shares”);

d.	the (direct or indirect) control of Pasqal Holding has changed as a result of a merger or demerger of Pasqal Holding, to one or more parties who are not a direct or indirect shareholder of Pasqal Holding SAS immediately prior to the completion of Transaction nor have effective control over direct or indirect shareholders of Pasqal Holding SAS immediately prior to completion of the Transaction (the “Merger”); or

e.	all or substantially all of Pasqal Holding’s assets are transferred to a third party not controlled, directly or indirectly, by Pasqal Holding or by the shareholder(s) controlling Pasqal Holding (the “Sale of Assets”), the term “control” being understood within the meaning of article L.233-3 of the French Commercial Code.

[2]	Exercise price to be included is the exercise price of the existing SAR agreement adjusted to the merger ratio.

Article 4 – Cash Payment

1.	In the event of an Exit, provided that the Employment Agreement has not been terminated or dissolved (“Termination”), the Participant will be eligible for a cash payment as set out below (a “Cash Payment”), unless the Company has determined that settlement thereof will take place otherwise.

2.	A Cash Payment is calculated with the following formula:

(“Exercise Value” minus “Allocation Price”) x “Number of SAR”

3.	The Exercise Value will be determined as follows:

Exit Moment	Method of determining the exercise value
Sale of Pasqal Holding	The sale price of a Share
Stock Market Listing	The price of a Share when listed
Sale of Shares	The sale price of a Share
Sale of Assets	The price of the assets Sold divided by the number of Shares when the assets are sold
Merger	The price of a Share as listed in the merger or demerger proposal

4.	The Number of SAR will be determined in accordance with Article 6 and as follows:

Exit Moment	Method of determining the number of SAR
Sale of Pasqal Holding	Participant’s number of allocated and vested SAR
Stock Market Listing	Participant’s number of allocated and vested SAR
Sale of Shares	Participant’s number of allocated and vested SAR x the percentage of the total number of sold shares.
Sale of Assets	Participant’s number of allocated and vested SAR
Merger	Participant’s number of allocated and vested SAR

5.	Sale of Shares: In the case of a Sale of Shares, the Company reserves the right to apply a higher percentage than the factual percentage of shares in the capital of Pasqal Holding sold. As an example: if 60% of the shares in the capital of Pasqal Holding is being sold, the Company may decide to base the Cash Payment on 100% of the Participant’s amount of SAR, after which the Participant does not hold SAR anymore.

6.	Merger: In case of a Merger, the Company reserves the right to allocate new SAR in the merged or demerged company instead of a Cash Payment. The number of newly granted SAR shall be determined in accordance with the conversion ratios as set out in the (de)merger proposal.

7.	Restrictions: If upon an Exit, the purchase price of the shares in the capital of Pasqal Holding, or payment of the purchase price is subject to certain restrictions (e.g. an acquiring party requires the shareholders to agree to certain earn out provisions) (the “Conditions”), the Cash Payment shall be mitigated accordingly. The Participant shall only be entitled to receive (a part of) the Cash Payment if and to the extent the Conditions are met.

8.	Cash Payment / Instalments: The Company or any of its affiliates shall pay out the Cash Payment to the Participant. The Company reserves the right to pay out the Cash Payment in 24 monthly instalments. The first instalment shall be within 6 months after Exit at the latest. Following payments shall be every following month on the same day of the month.

9.	No Negative Cash Payment: If the Cash Payment calculations result in a negative amount, there will be no Cash Payment. The Participant shall under no circumstances be required to pay a Cash Payment to the Company or Pasqal.

Article 5 – Duration and Termination

1.	This Agreement terminates automatically on the date of Termination, it being specified that:

a.

in case of Termination or dissolution of the Employment Agreement with the Participant for any reason other than the dismissal of the Participant (“Dismissal”), any unvested SAR’s shall lapse by operation of law after a period of 3 months from the occurrence of the Termination, without any right for compensation for a Participant;

b.	in case of Termination or dissolution of the Employment Agreement with the Participant for Dismissal, any unvested SAR’s shall lapse by operation of law on the date of the Dismissal, without any right for compensation for a Participant;

c.

the Company is entitled at its sole discretion to decide that unvested and/or vested SAR’s shall lapse before Termination without any compensation for a Participant upon a material breach of the terms of his Employment Agreement or the law in any country in which the Company and/or Pasqal Holding and/or any of the Affiliates is operational;

d.	the Company shall have the right, at its own discretion, to waive with respect to a specific Participant in whole or in part the applicability of the provisions of subparagraph (a) and (b) of this article 5.1.

2.	This Agreement also ends after the Cash Payment is fully and unconditionally paid.

Article 6 – Vesting

The SAR will vest according to the following schedule: [●].

In the event of an Exit, any then-unvested SARs shall be fully accelerated to 100%.

Article 7 – Taxes

Any and all tax liability and social security premiums due in connection with payments made under this Agreement to Participant may be withheld by the Company, unless mandatory laws in the applicable jurisdiction provide otherwise. To the extent required by law in the applicable jurisdiction, the Company or any of its Affiliates may deduct or withhold (income) tax and social security payments from any payments under this Agreement.

Article 8 – Adjustments

1.	This Agreement aims to grant a Participant financial rights that are materially equivalent to the financial rights a Participant would have if such Participant were a holder of Shares at the time of an Exit and the Company shall in its sole discretion be entitled to structure or implement any reasonable measures as it deems appropriate to facilitate that the financial rights under the SAR’s will be materially equivalent to the financial rights following from the Shares at Exit (including but not limited to deferred payments, payment in tranches or payment in kind of the Cash Payment).

2.	In the event of a consolidation of Shares or any other change in the Company’s or Pasqal Holding’s equity capitalization, the Company may determine to make a corresponding adjustment to the Allocation Price and the number of SAR’s and/or any other terms and conditions applicable to the SAR’s or this Agreement without prejudicing the existing rights of the Participant.

Article 9 – Prohibition to pledge, assign and transfer

The Participant is not entitled to pledge or otherwise encumber, assign or transfer the title or any claims or rights under this Agreement, except with the prior written consent of the Company. Any encumbrance, assignment or transfer in violation of this provision will automatically result in termination of this Agreement with forfeiture of all (claim) rights against the Company.

Article 10 – Confidentiality

The Participant shall not disclose the content of this Agreement to any third parties on the penalty of forfeiture of any and all rights in this Agreement.

Article 11 – Other

1.	The Parties acknowledge and agree that the provisions of this Agreement set out the entire agreement and understanding between them and that it supersedes all prior discussions, arrangements or agreements that might have taken place in relation to anything concerning Stock Appreciation Rights or other forms of equity related compensation.

2.	No variation to this agreement shall be valid or binding unless it is recorded in writing and signed by or on behalf of the Parties.

3.	The (partial) invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced by a valid provision consistent with the purport and purpose of this Agreement and resembling the invalid provision as closely as possible.

Article 12 – Applicable law

French law.

Article 13 – Competent Court

The competent French courts.

[Signature page follows]

Signature page

[●]	Pasqal
represented by [●]	represented by Loïc Henriet in his capacity as Président
Date:	Date:

[●]
Date: